 EXPENSE LIMITATION AGREEMENT

 This EXPENSE LIMITATION AGREEMENT (the “Agreement”), effective as of December 1, 2017, is entered into between T. Rowe Price Associates, Inc. (the “Manager”), a corporation organized and existing under the laws of the State of Maryland, and T. Rowe Price Credit Opportunities Fund, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Maryland, on behalf of the T. Rowe Price Credit Opportunities Fund (the “Fund”) with respect to the Fund’s I Class. This Agreement supersedes the Expense Limitation Agreement between the Manager and the Corporation, on behalf of the Fund and with respect to the Fund's I Class, dated November 29, 2016.

 WHEREAS, the Manager is an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended;

 WHEREAS, the Fund is a series of the Corporation and is an open-end management investment company registered as such with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”);

 WHEREAS, the Corporation’s Articles of Incorporation authorizes the issuance of separate share classes of the Fund upon approval by the Corporation’s Board of Directors;

 WHEREAS, the Corporation’s Board of Directors has approved the issuance of a class of shares of the Fund called the I Class (the “I Class”);

 WHEREAS, pursuant to the Fund’s Investment Management Agreement with the Manager (the “Management Agreement”), the Fund pays the Manager a management fee for investment management services and bears the costs of its operating expenses with certain exceptions;

 WHEREAS, the Corporation, on behalf of the Fund and with respect to the Fund's I Class, entered into an Expense Limitation Agreement with the Manager dated November 29, 2016; and

 WHEREAS, the Corporation’s Board of Directors has determined that it is in the best interests of the Fund and the I Class to enter into this Agreement.

 NOW, THEREFORE, the Manager and the Corporation, on behalf of the Fund, hereby agree as follows:

1. I Class Expense Limitation.

The Manager agrees to pay any of the I Class’ operating expenses excluding management fees; interest; expenses related to borrowings, taxes, and brokerage; nonrecurring, extraordinary expenses; and acquired fund fees and expenses (collectively, “I Class Operating Expenses”), or reimburse the I Class for I Class Operating Expenses to the extent I Class Operating Expenses exceed 0.01%, on an annualized basis, of the I Class’ average daily net assets (hereinafter referred to as the “I Class Limitation”). Any I Class Operating Expenses paid by the Manager pursuant to the I Class Limitation are subject to reimbursement to the Manager by the Fund or I Class whenever the Fund’s I Class

Operating Expenses are below 0.01%. However, no reimbursement will be made more than three years after the payment of I Class Operating Expenses by the Manager or if such reimbursement would result in the Fund’s I Class Operating Expenses exceeding 0.01%.

2. Fundwide Expenses

In the event that the waiver, payment or reimbursement with respect to I Class Operating Expenses, results in the payment or reimbursement of Fundwide Expenses (as such term is defined in Rule 18f-3 under the 1940 Act) that have been allocated to the I Class, the Manager shall also pay or reimburse such Fundwide Expenses that have been allocated to the other classes of the Fund.

3. Amendment and Termination of Agreement.

This Agreement will continue with respect to the Fund at least through September 30, 2019 (the “Initial Termination Date”). Thereafter, the Manager may agree to continue for such period of time beyond the Initial Termination Date or terminate this Agreement or enter into a new expense limitation agreement with different terms and conditions (“New Agreement”), provided that the Board of Directors of the Fund, including a majority of the directors/trustees who are not interested persons of the Fund or the Manager, approves the continuation or termination of this Agreement or authorizes the parties entering into a New Agreement with respect to the Fund. This Agreement will terminate automatically upon termination of its Management Agreement. Amendment or termination of this Agreement does not require approval by shareholders of the Fund or its separate classes of shares.

 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date stated in the preamble.

T. ROWE PRICE CREDIT OPPORTUNITIES FUND, INC.	T. ROWE PRICE ASSOCIATES, INC.
/s/Darrell N. Braman By: ____________________________________ Darrell N. Braman Vice President	/s/David Oestreicher By: __________________________________ David Oestreicher Vice President

CAPS/Documents/Agreements/Expense Limit and Management Fee Waiver Agreements/CRI Expense Limit Agreement.docx